Exhibit 99.1

HERITAGE OAKS BANCORP DECLARES $.08 PER SHARE QUARTERLY CASH DIVIDEND AND CORRECTS THIRD QUARTER EPS AS ANNOUNCED IN PRIOR EARNINGS RELEASE

Paso Robles, CA - October 25, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced its Board of Directors has declared a $0.08 per share regular quarterly cash dividend. The cash dividend will be paid November 17, 2006, to shareholders of record November 3, 2006. This payment will be the company’s second regular quarterly cash dividend to shareholders.

“This year has been one of solid profitability and growth for us. We are delighted to be able to share that prosperity with our shareholders. We are making excellent progress in building a strong community bank, thanks to the solid relationship building skills of our management team,” said Dr. B. R. Bryant, Chairman.

On July 21, 2006, the Board of Directors adopted a resolution authorizing the repurchase of up to 40,000 shares of Company stock. On October 20, 2006, the Board of Directors approved the authorization to repurchase an additional 60,000 shares of Company stock, making the purchase plan a total of up to 100,000 shares. Purchases are to be made, as conditions warrant, from time to time in the open market. The duration of the program is one year and the timing of purchases will depend on market conditions.

On October 16, 2006, Heritage Oaks Bancorp reported profits, exceptional loan growth and expanding net interest margin for the third quarter and first nine months of 2006. In finalizing accounting for quarterly reporting purposes subsequent to such announcement it was discovered that the earnings per diluted shares had been overstated by $0.01 due to tax benefit calculations on non-qualified outstanding options. Correcting the miscalculation, third quarter net income was $1.7 million, or $0.26 per diluted share ($0.27 as previously announced), compared to $1.8 million, or $0.28 per diluted share, in the third quarter a year ago. Year-to-date, profits increased 4% to $5.0 million, or $0.76 per diluted share ($0.77 as previously announced), compared to $4.8 million, or $0.74 per diluted share, in the like period of 2005.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Heritage Oaks Bancorp within PSLRA's safe harbor provisions.

NOTE: Transmitted on Primezone on October 25, 2006, at 3:30 a.m. PDT.